Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the inclusion in the Registration Statement on Form S-1 and the related Prospectus of Chembio Diagnostics, Inc. of our report dated March 4, 2010 with respect to the consolidated balance sheets of Chembio Diagnostics Inc. and Subsidiary as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years ended December 31, 2009 and 2008.

We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

ParenteBeard LLC

/s/ ParenteBeard LLC

New York, New York
May 25, 2010